EXHIBIT 10.19

PORTLAND GENERAL ELECTRIC COMPANY
AMENDED AND RESTATED
INCENTIVE COMPENSATION CLAWBACK AND CANCELLATION POLICY

Purpose

The Board of Directors of Portland General Electric Company (the “Company”) has adopted this Amended and Restated Incentive Compensation Clawback and Cancellation Policy (“Policy”) to enable the Company to recover (or cause the forfeiture of, as applicable) certain compensation from current and former executive officers and employees of the Company in the event of a material restatement of the Company’s financial statements or their egregious misconduct that results in significant actual or potential reputational or financial harm to the Company.

Administration

This Policy will be administered by the independent members of the Board of Directors of the Company, acting as a group (the “Independent Directors”). The Independent Directors shall have full authority and sole discretion to interpret and administer this Policy. Any determinations made by the Independent Directors will be final, conclusive and binding on all affected individuals.

In the event of any change in any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the Securities and Exchange Commission or any securities exchange on which the Company’s securities are listed, which requires the Company to recoup compensation from a Covered Employee (as defined below), the Independent Directors will be required to seek recoupment under this Policy to the fullest extent required by such laws, rules, regulations or listing standards.

Covered Employees

This Policy applies to the following current and former employees of the Company
(collectively, “Covered Employees”): (i) any current or former officer of the Company, (ii) any current or former participant in the Portland General Electric Company Annual Cash Incentive Plan (together with any successors thereto, “ACI Plan”), and (iii) any current or former recipient of an award under the Portland General Electric Company Stock Incentive Plan (together with any successors thereto, “Stock Incentive Plan”).

Covered Compensation

For purposes of this policy, “incentive compensation” means all cash incentive awards, including all awards under the ACI Plan, and all equity-based awards
(including but not limited to restricted stock unit awards with time-based and/or performance-based vesting conditions granted under the Stock Incentive Plan).

Authority to Recoup and/or Cancel Incentive Compensation Based on Material Financial Restatement

In the event of a material restatement of the Company’s financial results, the Independent Directors will review all incentive compensation earned by or awarded to the Covered Employees during the three-year period preceding the date as of which the Company is required to prepare such restatement, on the basis of performance during fiscal periods affected by the restatement. If, in the judgment of the Independent Directors, such incentive compensation would have been lower if it had been based on the restated financial statements, the Independent Directors may take either or both of the following actions:

(1) Recoupment of Incentive Compensation: The Independent Directors may seek recoupment of all or any portion of such incentive compensation in excess of the amount that would have been earned or awarded based on the restated financial statements, and/or

(2) Cancellation of Unvested Incentive Compensation: The Independent Directors may authorize the cancellation of unpaid or unvested incentive compensation, as applicable.

Authority to Recoup and/or Cancel Incentive Compensation Based on Egregious Misconduct

If the Independent Directors determine that a Covered Employee has engaged in egregious misconduct that results in actual or potential significant reputational or financial harm to the Company, the Independent Directors may take either or both of the following actions:

(1) Recoupment of Incentive Compensation: The Independent Directors may seek recoupment of all or a portion of any incentive compensation earned by or awarded to such Covered Employee during the one-year period preceding the date on which the Company discovers such conduct, and/or

(2) Cancellation of Unvested Incentive Compensation: The Independent Directors may authorize the cancellation of unpaid or unvested incentive compensation.

For purposes of this Policy, “egregious misconduct” means conduct involving any one or more of the following:

• any act or omission that would constitute “Cause” for termination as defined in any Company agreement or plan applicable to the Covered Employee (whether or not the Covered Employee is in fact terminated);

• the material breach of a law or written Company policy applicable to the Covered Employee, including, but not limited to, the Company’s Code of Business Ethics and Conduct; or

• unethical conduct or inappropriate behavior, including but not limited to fraud, criminal activity, falsification of Company records, theft, violent acts,or threats of violence.

The Independent Directors will have sole discretion in determining whether a Covered Employee’s conduct constitutes egregious misconduct.

Considerations Applicable to Decision to Recoup or Cancel Incentive Compensation

The Independent Directors will seek recoupment of such amount as they deem appropriate after a review of all relevant facts and circumstances. In determining the amount of incentive compensation to be recouped or forfeited pursuant to this policy, the Independent Directors shall take into account such considerations as they deem appropriate, including but not limited to the events that led to a financial restatement, the conduct of the Covered Employee, the impact of the Covered Employee’s conduct on the Company, the cost of the recovery process relative to the amount to be recovered, and the likelihood of successful recovery under governing law.

Method of Recoupment and/or Cancellation

The Independent Directors will determine, in their sole discretion, the method for recouping or canceling incentive compensation pursuant to this Policy, which may include, without limitation, requiring reimbursement of cash incentive compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; canceling or rescinding some or all outstanding vested or unvested equity-based awards; adjusting or withholding from unpaid compensation or other set-off; and canceling or setting-off against planned future grants of equity-based awards.

Not Exclusive

Any recoupment, forfeiture, or cancellation under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, incentive or equity compensation plan or award, or other agreement and any other legal rights or remedies available to the Company. Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 are broader than the provisions in this Policy, the provisions of such law will apply to the Company’s Chief Executive Officer and Chief Financial Officer.

Effective Date

The effective date of this Policy is February 17, 2021 and the Policy will apply to all incentive compensation that is approved, awarded or granted to Covered Employees on or after the effective date, except as otherwise agreed by any Covered Employee or pursuant to the terms of any Company incentive compensation plan.

Amendments

The Board of Directors may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

Adopted by the Board of Directors on February 15, 2017
Amended and Restated by the Board of Directors on February 13, 2019
Amended and Restated by the Board of Directors on February 17, 2021
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